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                                                                    EXHIBIT 99.5

FORM 10 - K/A

                         RTI INTERNATIONAL METALS, INC.
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN

                                  ANNUAL REPORT

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

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                         REPORT OF INDEPENDENT AUDITORS

To the Participants and Administrator of the RTI International Metals, Inc. Employee Savings and Investment Plan

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the RTI International Metals, Inc. Employee Savings and Investment Plan (the "Plan") at December 31, 2002 and 2001, and the changes in net assets available for benefits for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

June 20, 2003

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                         RTI INTERNATIONAL METALS, INC.
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                           DECEMBER 31, 2002 AND 2001

                                                         2002               2001
                                                     -----------        -----------
Investments at fair value                            $ 5,031,211        $ 5,201,354
Employer and employee contributions receivable            78,969            103,705
                                                     -----------        -----------
Net assets available for benefits                    $ 5,110,180        $ 5,305,059
                                                     ===========        ===========

         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL
                                  STATEMENTS.

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                         RTI INTERNATIONAL METALS, INC.
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                       FOR THE YEAR ENDED DECEMBER 31,2002

                                                         2002
                                                     -----------
Contributions:
        Employee                                     $   689,963
        Employer                                         384,194
                                                     -----------
Total contributions                                    1,074,157
Investment income:
        Interest and dividend income                     108,030
        Net appreciation (depreciation) in fair
              value of investments                      (877,976)
                                                     -----------
                                                        (769,946)
        Transfers                                         37,732
                                                     -----------
              Total net additions                        341,943
        Participant's benefits paid                     (536,822)
                                                     -----------
Increase (decrease) in net assets                       (194,879)
Net assets available for benefits
        Beginning of year                              5,305,059
                                                     -----------
        End of year                                  $ 5,110,180
                                                     ===========

         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL
                                   STATEMENTS.

                         RTI INTERNATIONAL METALS, INC.
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES:

The financial statements of the RTI International Metals, Inc. Employee Savings and Investment Plan (the Plan) have been prepared in conformity with generally accepted accounting principles. The following are the significant accounting policies followed by the Plan:

ACCOUNTING METHOD

The financial statements of the Plan use the accrual method of accounting.

USE OF ESTIMATES

The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires management to make significant estimates that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

RISKS AND UNCERTAINTIES

The Plan provides for various investment options in any combination of mutual funds and other investment securities. The investments are exposed to various risks, such as interest rate, market, and credit risk. It is at least reasonably possible that changes in risks, in the near term, would materially affect participant account balances and the amounts reported in the statement of net assets available for benefits during the reporting period.

INVESTMENTS

Investments in funds managed by Fidelity Management Trust Company (Fidelity) and RTI International Metals, Inc. common stock are valued at fair market value based on published quotations. Security transactions are recorded as of the trade date. Participant loans receivable are stated at net realizable value (total borrowings less repaid principal).

Investments greater than 5% of the net assets available for benefits as of the end of the Plan year are as follows:

                                                 2002                2001
                                                 ----                ----
Fidelity Magellan Fund                       $ 1,131,741         $ 1,431,966
Fidelity Managed Income Portfolio                889,718             745,857
Fidelity Growth and Income Fund                  707,741             842,079
Spartan U.S. Equity Index Fund                   620,195             749,794
Fidelity Low Priced Stock Fund                   604,175             647,938
Fidelity Worldwide Fund                          345,786             382,267

During 2002, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $877,976 as follows:

                                                 2002
                                                 ----
Mutual funds                                 $  (878,132)
Common stock                                         156
                                             -----------
                                             $  (877,976)

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NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NET APPRECIATION (DEPRECIATION) IN FAIR VALUE OF INVESTMENTS

The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of investments, which consists of realized gains and losses from sales of investments and the unrealized appreciation and deprecation in the fair value of its investments.

FUNDING

The Plan is funded by contributions from the participating employees and the employer. The costs of administering the Plan and the trust are borne by RTI International Metals, Inc.

PAYMENT OF BENEFITS

Benefits are recorded when paid.

NOTE 2 - DESCRIPTION OF PLAN

GENERAL

RTI International Metals, Inc. (the "Company") is the Plan Sponsor. The Company is a successor to entities that have been operating in the titanium industry since 1951.

The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions. Reference should be made to the Plan agreement for additional information concerning contributions, eligibility, income allocation, withdrawals and other important features of the Plan.

The Plan, created on January 1, 2001, is a defined contribution and matching dollar contribution plan covering full-time salaried, nonrepresented employees who are at least 21 years of age and have completed three months of service. The Plan includes eligible employees of certain of the Company's subsidiaries, including Weld-Tech Engineering Service, RMI Tubemill Division, Galt Alloys and New Century Metals. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

CONTRIBUTIONS

Participants may contribute from 1% to 20% of their salaries through payroll deductions. Contributions are subject to limitations specified in the Internal Revenue Code (IRC). Contributions are directed by the participants into any one or all of the investment options. Changes in allocation of future contributions and transfers of presently invested contributions are permitted pursuant to the Plan document. Participants may change their elections of investment funds by calling the recordkeeper directly. Participants are 100% vested in their voluntary contributions plus actual earnings thereon at all times.

The Company may contribute a portion of a participant's salary depending upon their division as defined in the Plan agreement. Participants vest in the employer contributions ratably over a period of three years to six years dependent upon their division. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

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NOTES TO FINANCIAL STATEMENTS (CONTINUED)

PAYMENT OF BENEFITS

Participants or their beneficiaries are entitled to the full current value of their account in the Plan upon:

          -  Retirement;

          -  Termination of employment with the Company; or

          -  Death

Participants may also make written application for withdrawal of all or a portion of their account balance for certain limited situations qualifying as financial hardships under Internal Revenue Service (IRS) guidelines in effect at the time of the withdrawal.

PARTICIPANT LOANS RECEIVABLE

Loans are available to all participants subject to provisions set forth in the Plan document. Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to 50% of the existing account balance not to exceed $50,000 in any 12-month period. Loans are treated as a transfer (from) the investment fund to the Participant Loans Receivable fund. Loan repayment terms range from one month to five years and are secured by the balance in the participant's account. Loans bear interest at a rate commensurate with the current market rate when made. Loans made in 2002 and 2001 bear interest at 6.75% and 8.75%, respectively. Interest rates on previous loans range from 8.75% to 10.50%. Principal and interest are paid ratably through monthly payroll deductions. Repayments are transfers to the investment funds (from) the Participant Loan Receivable fund. Loan terms and repayment policies are designed to be in compliance with the requirements of section 401(k) of the IRC.

TRANSFERS

Transfers represent transfers from or (to) other plans.

ADMINISTRATION

The Plan is administered by the Company's Retirement Board (the
"Administrator"). The Board establishes the rules and procedures and interprets the provisions of the Plan. Administrative expenses of the Plan, including legal and audit fees are paid by the Company and, as such, are not expenses of the Plan.

TERMINATION PROVISION

The Company anticipates the Plan will continue without interruption, but reserves the right to discontinue the Plan at any time. In the event that such discontinuance results in the termination of the Plan, the Plan provides that each participant shall be fully vested in his or her individual account which includes earnings on the participant's contributions as well as employer contributions. The individual accounts of the participants shall continue to be administered by the Administrator, or be distributed in a lump sum to the participants, as deemed appropriate by the Administrator.

If a participant terminates their employment and is less than 100% vested in their share of the employer contributions, they may forfeit the non-vested portion of their employer contributions. Forfeitures are retained in the Plan and will first be used to pay administrative expenses. Any remaining amounts will be used to reduce future employer contributions payable or administrative expenses under the Plan. For the year ended December 31, 2002, administrative expenses of $20,056 were paid on behalf of the Plan using forfeited non-vested employer contributions. As of December 31, 2002 and 2001, there was $18,200 and $11,131, respectively, of forfeitures available to pay future administrative expenses of the Plan.

NOTE 3 - INCOME TAXES:

The IRS has not made a determination nor informed the Company that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Administrator believes that the Plan is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan financial statements.

NOTE 4 - RECORDKEEPING

Individual participant account balances, allocations and investment options are maintained by Fidelity Investments Institutional Operations Company, Inc., based on enrollment and payroll information supplied by the Company.

NOTE 5 - RELATED PARTY TRANSACTIONS

Certain investments of the Plan are managed by Fidelity, the trustee of the Plan. The Plan also invests in common stock of the Company. These represent party-in-interest transactions.

                               SCHEDULE H, LINE 4i
                               SCHEDULE OF ASSETS
                              (HELD AT END OF YEAR)
                         RMI INTERNATIONAL METALS, INC.
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
                                DECEMBER 31, 2002
                           EIN: 52-2115953, PLAN#: 001

                                                                                                               CURRENT
        IDENTITY OF ISSUE                                    DESCRIPTION OF INVESTMENT                          VALUE
*  Fidelity Magellan Fund                              Mutual Fund                                           $ 1,131,741

*  Fidelity Growth and Income Fund                     Mutual Fund                                               707,741

*  Fidelity Low Priced Stock Fund                      Mutual Fund                                               604,175

*  Fidelity Worldwide Fund                             Mutual Fund                                               345,786

*  Fidelity Mid-Cap Stock Fund                         Mutual Fund                                                60,300

*  Fidelity Freedom Income Fund                        Mutual Fund                                                   320

*  Fidelity Freedom 2000 Fund                          Mutual Fund                                                   205

*  Fidelity Freedom 2010 Fund                          Mutual Fund                                                31,796

*  Fidelity Freedom 2020 Fund                          Mutual Fund                                                    47

*  Fidelity Freedom 2030 Fund                          Mutual Fund                                                    47

*  Fidelity Freedom 2040 Fund                          Mutual Fund                                                   241

*  Fidelity Managed Income Portfolio                   Mutual Fund                                               889,718

*  Spartan U.S. Equity Index Fund                      Mutual Fund                                               620,195

*  Fidelity Ginnie Mae Fund                            Mutual Fund                                               234,551

*  FMTC Institutional Money Market Fund                Cash and cash equivalent                                   15,089

*  RMI Titanium Company Stock Account                  Common Stock                                              176,467

*  Participant Loans Receivable                        Interest Rates High 10.50%, Low 6.75%                     212,792
                                                                                                             -----------
                                                                                                     TOTAL:  $ 5,031,211
                                                                                                             ===========

                           * DENOTES PARTY-IN-INTEREST